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                                                                    EXHIBIT 10.8

                              EXECUTIVE AGREEMENT

     This Executive Agreement (this "Agreement") is entered into as of June 9, 1994, by and between Thomas S. Johnson (the "Executive") and Global Imaging Systems Inc., a Delaware corporation (the "Company"). Golder, Thoma, Cressey, Rauner Fund IV Limited Partnership, an Illinois limited partnership (the "Fund") is also a party to this Agreement for purposes of Sections 1.5 and 2.4 of this Agreement.

                                  WITNESSETH:

     WHEREAS, Executive wishes to purchase, and the Company wishes to sell to Executive, 4,901.96 shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common"), representing 7.5% of the shares of the Company's Common Stock, par value $.0l per share (the "Common Stock"), and

     WHEREAS, the Company desires to make available up to 4,901.95 shares of the Company's Class B Common for purchase by other members of the Company's or its direct or indirect subsidiaries' senior management to be selected by Executive and the Company's Board of Directors (the "Board"), and

     WHEREAS, the Company and Executive desire to enter into an agreement to provide for the terms and conditions of Executive's employment with the Company, and the terms and conditions relating to Executive's purchase of shares of the Company's Class B Common.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:


     ARTICLE I. TERMS AND CONDITIONS OF SERVICES

     1.1 Engagement. The Company hereby engages the Executive as the Company's President and Chief Executive Officer, and Executive agrees to serve the Company, during the Service Term (defined in Section 1.7) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

     1.2 Services.

         (a) During the Service Term, Executive will, as President and Chief Executive Officer of the Company, be in charge of all day-to-day operations of the Company, but the following actions must be approved by the Company's Board, including:
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              (i)  Acquisitions or dispositions of the assets or stock of a business with a value in excess of $250,000;

             (ii)  Employment agreements and stock or option issuances;

            (iii)  Annual corporate objectives;

             (iv) Annual operating budgets (including capital expenditures budgets);

              (v)  Contracts with a cost to the Company in excess of $100,000;

             (vi) The terms of and any significant revisions to existing and new borrowing arrangements in excess of $100,000;

            (vii) Dividends, distributions or redemptions of the Company's capital stock; and

           (viii) Statutory matters, including sales of stock, amendments to the Company' charter or bylaws and qualifying to do business in other jurisdictions.

Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its subsidiaries. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive's obligations hereunder, Executive may (i) serve as a director of a Corporation that does not compete with the Company and is not engaged in the office product service business; (ii) serve as a director, trustee or officer or otherwise participate in educational, welfare, social, religious and civic organizations; (iii) serve as a director, officer or employee of any other entity if and to the extent specifically consented to in writing by the Board; and (iv) acquire investment interests in one or more entities which are not, directly or indirectly, in competition with the Company or its subsidiaries and which do not provide supplies to the Company, except that the Executive may own up to 1% of the outstanding voting securities of any publicly-held company.

             (b) Unless the Company and Executive agree to the contrary, Executive's place of employment shall be at the Company's principal executive offices in Tampa, Florida; provided, however, that Executive will travel to such other locations as may be necessary in order to discharge his duties hereunder. In the event that the Company and Executive agree that Executive should relocate his place of employment more than 100 miles from Tampa, Florida, the Company will reimburse Executive for all reasonable relocation expenses incurred.

             (c) The Company shall reimburse the Executive for all out-of-pocket expenses (up to a maximum of $250,000) of the Executive incurred for the benefit of the Company prior to the date hereof. In addition, the Company will purchase the Executive's computer equipment for $6,717.14 as soon as practicable after the date hereof.

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     1.3 Salary and Bonus. During the Service Term, the Company will pay
Executive an annual base salary of $200,000, subject to periodic increases at the discretion of the Company's Board of Directors (the "Base Salary"). In addition, Executive will be eligible for an annual bonus of up to 50% of his Base Salary based on Executive's attainment of defined budget and corporate objectives as set by the Company's Board for the year in accordance with any management incentive bonus plan or other incentive plan or bonus which the Board establishes and maintains for its key employees; provided, however, that Executive shall be guaranteed to receive a one-time bonus of $50,000 in the month following the date which is one year after the consummation of the Base Acquisition (the "Bonus Month"). In addition, Executive shall be entitled to an additional one-time bonus of $50,000 in the event that the Company, together with its wholly-owned subsidiaries, achieves a quarterly EBIT (as hereinafter defined) of at least $1.25 million for any fiscal quarter prior to the expiration of the fiscal quarter in which the Bonus Month occurs. For purposes of this Agreement, "EBIT" shall mean the Company's earnings before interest and taxes computed in accordance with Generally Accepted Accounting Principles, consistently applied. Upon termination of his employment with the Company for any reason other than Cause or resignation without Good Reason (as defined in Section 1.7), Executive will be entitled to receive a pro rata portion of the incentive compensation for the year (pro rated based upon the number of days in such year during which Executive is employed by the Company) in which the termination occurred. Such pro rated incentive compensation shall be paid at such time as the Company pays incentive compensation to its other management employees for such year.

     1.4 Other Benefits. Executive shall be entitled to receive fringe benefits customary for the industry including three weeks vacation, health/accident insurance, disability insurance and life insurance, reimbursement of reasonable business expenses and other employee benefits as in effect from time to time for the management employees of the Company and such other fringe benefits as may be agreed upon by Executive and the Company. In addition, Executive shall receive an annual allowance for excess fringe benefits of up to $12,000, including, without limitation, the following:

         (a) Excess life insurance;
         (b) Reimbursement of reasonable business expenses;
         (c) Spouse travel to appropriate business affairs;
         (d) Excess disability insurance; and
         (e) The lease or purchase of an automobile.

     1.5 Board Membership. So long as Executive is employed as President and Chief Executive Officer of the Company, the Company will nominate, and the Company and the Fund will each use its best efforts to cause Executive to be elected, as a member of the Board in accordance with that certain Stockholders Agreement of even date herewith, among the Company, the Fund, Executive and the other initial stockholders of the Company (the "Stockholders Agreement").

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     1.6 Termination.

         (a) Events of Termination. Executive's employment with the Company shall cease upon:

             (i)   Executive's death.

             (ii)  Executive's retirement.

             (iii) Executive's disability, which means his incapacity due to physical or mental illness such that he is unable to perform his previously assigned duties where (A) such incapacity has been determined to exist by the Company's disability insurance carrier or by two licensed physicians (one selected by the Company and one by Executive), and (B) the Board has determined in good faith that such incapacity will continue for such period of time that it would have a material adverse effect on the Company.

             (iv) Termination by the Company by the delivery to Executive of a written notice from the Board that Executive has been terminated ("Notice of Termination") with or without Cause. "Cause" shall mean:

                   (A) the continued willful failure or refusal by Executive to substantially perform his duties with the Company (other than any such failure due to physical or mental illness) after a period of 30 days after written demand for such performance is delivered to him by the Board, which demand specifically identifies the manner that the Board believes that Executive has not substantially performed his duties and that such duties are not unreasonable or illegal.

                   (B) Executive's conviction of a crime that constitutes a felony in the jurisdiction involved, or that involves the misappropriation of Company funds or assets for personal use, unless such conviction is being appealed by Executive in good faith.

     The delivery by the Company of notice to Executive that it does not intend to renew this Agreement as provided in Section 1.7 shall constitute a termination by the Company without Cause unless such notice fulfills the requirements of Section 1.6(a)(iv)(A) or (B) above.

             (v) The Executive's voluntary resignation by the delivery to the Board of a written notice from Executive that Executive has resigned with or without Good Reason. "Good Reason" shall mean the Executive's resignation (a) after Executive has delivered written notice to the Company stating that his position, duties or responsibilities have been materially altered by the Company without his written consent and such alteration has not been corrected by the Company within 30 days of such notice, (b) within three months following the

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     occurrence of a Change in Control (as defined in Paragraph (c) below), or
(c) after the Company requires the Executive to be based in any city other than the city where the Executive was based without a valid business reason.

         (b) Severance Pay.

             (i) If Executive's employment is terminated by the Company without Cause or if he resigns for Good Reason, including without limitation in each case any termination without Cause or a resignation for Good Reason as of the end of the Service Term, then Executive shall be entitled to severance pay ("Severance Pay") in an aggregate amount equal to Executive's current Base Salary for a period of one year; provided, however, that the Company's obligation to Executive for Severance Pay shall immediately cease if Executive is in violation of the provisions of Section 1.8(a) hereof. The Severance Pay shall be paid by the Company to the Executive in twelve equal monthly consecutive installments payable commencing on the Company's regularly scheduled payroll date next following the date of Executive's termination or resignation with Good Reason. Until such time as Executive has received all of his Severance Pay, he will be entitled to continue to receive all fringe benefits required to be provided by the Company to Executive under Section 1.4 of this Agreement.

             (ii) If Executive is terminated by the Company with Cause or if Executive resigns his position, then the Company shall owe no Severance Pay.

             (iii) Notwithstanding the foregoing, Executive shall only be entitled to Severance Pay in the event that the Company, together with its wholly-owned subsidiaries, has acquired a business or businesses in the copier/office equipment dealer industry with an aggregate pro forma EBIT (as defined in Section 1.3) for the then current fiscal year of at least $5 million.

         (c) Change in Control. For purposes of this Agreement, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date of this Agreement, promulgated under the Securities Exchange Act of 1934, as amended (without regard to whether the Company is subject to such Regulation).

     1.7 Term of Employment. Executive's employment under this Agreement shall commence on the date of the Company's Base Acquisition (as hereinafter defined) and shall continue for three years from such date (the "Service Term"); thereafter this Agreement shall be automatically renewed and the Service Term extended for one-year periods commencing on the third anniversary date of the Base Acquisition and, thereafter, on each successive anniversary date unless the Company or Executive notifies the other party in writing at least thirty days prior to such anniversary date that it or he desires to terminate this Agreement. For purposes of this Section 1.7, "Base Acquisition" shall mean the Company's first acquisition of a business or businesses engaged in the copier/office equipment dealer industry.

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     1.8 Covenant Not to Compete.

         (a) Executive agrees that, while Executive is employed by the Company under this Agreement and for a period of one year thereafter, he will not:

             (i) except with the express written consent of the Board, either directly or indirectly, for himself or on behalf or in conjunction with any other person, partnership, corporation or other entity, own, maintain, engage in, render any services for, manage, contact, have any financial interest in, or permit his name to be used in connection with, any copier/office equipment dealer business which then competes with the Company or its subsidiaries or any business in which the Company has entertained discussions to acquire such business prior to the date that Executive's employment hereunder is terminated; provided, however, that notwithstanding the foregoing, Executive may during such period (a) own up to 1% of the outstanding voting securities of any publicly-held company and (b) resume his consulting business in the manner now conducted by him; and

             (ii) solicit any current or prospective customers of the Company in any market in which the Company or its subsidiaries are engaged or have firm plans to enter within six months after the date that Executive's employment hereunder is terminated;

             (iii) make any remarks, statements, speeches or any other written or oral communication to any person or the public which would in any way disparage, criticize, embarrass, slander, libel or otherwise be derogatory to the Company and its subsidiaries, or their employees, officers or directors or to GTCR and its Affiliates.

         (b) If, at the time of enforcement of any provision of Section 1.8(a) above, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

         (c) In the event of a breach by Executive of the provisions of Section 1.8(a) above, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof.

     1.9 Confidential Information. Executive acknowledges that the information, observations and data obtained by him during the course of his employment with the Company concerning the business or affairs of the Company and its affiliates are the property of the Company. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own benefit any of such information, observations or data without the Board's prior

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written consent, unless and to the extent that the aforementioned matters (i)
are generic to the Industry; (ii) are known or developed by Executive prior to the date of this Agreement; (iii) become generally known to and available for use by the public otherwise than as a result of the Executive's acts or omissions in violation of this Agreement; or (iv) are required to be disclosed by judicial process or law. Executive agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its affiliates which he may then possess or have under his control.

     1.10 Executive's Representations and Warranty. Executive represents and warrants that he has full right and authority to enter into this Agreement and fully to perform his obligations hereunder, that he is not subject to any non-competition agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. Executive further represents and warrants that he is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to promote the interests of the Company or which would conflict with the Company's business as conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as an officer, director or employee by Executive, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which Executive is now obligated.


                       ARTICLE II. TERMS AND CONDITIONS
                         RELATING TO EXECUTIVE SHARES

     2.1 Definitions. For purposes of Articles II and III of this Agreement, the following terms will have the meanings set forth below:

     "Executive Shares" means all shares of the Company's Class B Common purchased by Executive pursuant to Section 2.2 hereof; all Executive Shares will continue to be Executive Shares in the hands of any holder other than Executive (except for the Fund, the Fund's affiliates and purchasers pursuant to an offering registered with the Securities and Exchange Commission or purchasers acquiring Executive Shares in a market sale made pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "1933 Act")), and each such other holder of Executive Shares will succeed to all rights and obligations attributable to Executive as a holder of Executive Shares hereunder.

     "Fair Market Value" of each share of Class B Common shall mean (a) the Company's EBIT (as defined in Section 1.3) for the rolling twelve month period ending on the last day of the most recent calendar quarter prior to the date of determination multiplied by (b) the Recent Acquisition Multiples plus, (c) Excess Cash less, (d) the sum of (i) all outstanding long-term indebtedness of the Company and its subsidiaries on the date of determination, (ii) the redemption value of all shares of the Company's preferred stock (if any) and all accrued dividends thereon on the date of determination, and (iii) the sum of the

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Unreturned Original Cost and the Unpaid Yield (as such terms are defined in the
Company's certificate of incorporation in effect on the date hereof) on the Company's Class A Common Stock, multiplied by (e) .9 and divided by (f) the aggregate number of shares of Class B Common then outstanding. For purposes of this definition, "Recent Acquisition Multiples" shall mean (x) the sum of the aggregate purchase prices paid by the Company for its three most recent acquisitions in the copier/office equipment dealer industry (or such total number of acquisitions if the Company has made less than three acquisitions) prior to the date of determination, divided by (y) the sum of the pro forma EBIT for each of such acquisitions calculated based on the Company's projections for such acquisitions for the twelve calendar months following the month of the consummation of each such acquisition. For purposes of this definition, "Excess Cash" shall mean the amount by which cash or cash equivalents of the Company exceed the Company's current liabilities on the date of determination, as reasonably determined by the Board in good faith in accordance with generally accepted accounting principles.

     "Initial Public Offering" shall mean the completion of the first offering of the Company's Common Stock to the public pursuant to an effective registration statement under the Securities Act with net proceeds to the Company or the sellers of such Common Stock of not less than $5 million.

     "Restricted Shares" means, on any date following Executive's Starting Date as President and Chief Executive Officer of the Company but prior to the fifth anniversary of the Starting Date, a number of Executive Shares equal to 80% of the number of Executive Shares outstanding on such date reduced by 16% of such Executive Shares for each full year of the Service Term prior to such date (calculated annually on each anniversary of the Starting Date). No Executive Shares shall be Restricted Shares on or after the fifth anniversary of the Starting Date or, if earlier, upon the occurrence of any event specified in
Section 2.8. In the event of the termination of Executive's employment because of Executive's death or disability (as reasonably determined by the Company's Board in accordance with Section 1.6 hereof), the number of Restricted Shares outstanding on the resultant Termination Date shall be the lesser of the number of Restricted Shares as calculated above or 50% of the number of Executive Shares outstanding on such date.

     "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

     "Vested Shares" means Executive Shares that are not Restricted Shares.

     2.2 Purchase and Sale of Executive Shares.

         (a) Executive hereby subscribes and agrees to purchase, and the Company hereby agrees to sell to Executive, on the date hereof, 4,901.96 shares of the Company's Class B Common at an issuance price of $9.00 per share, for a total purchase price in cash of $44,118.

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         (b) The Company will also reserve up to 4,901.95 shares of Class B
Common for sale to other members of the Company's management (the "Other Executive Stock") at a price of $9.00 per share. The allocation of the Other Executive Stock among such managers shall be determined by the Executive in consultation with the Board. In the event that any portion of the Other Executive Stock has not been sold prior to the earlier of (i) a public offering of the Company's Class B Common or (ii) the date of a Sale (as defined in the Stockholders Agreement) of the Company (collectively, the "Unissued Shares"), than the Unissued Shares shall be offered for sale to the Fund and the Executive at a price of $9.00 per share. In the event both the Fund and the Executive elect to purchase such Unissued Shares, the sale of the Unissued Shares to the Fund and the Executive shall be allocated between them based on their relative percentage ownership of the Common Stock on such date (assuming for purposes hereof the conversion of all outstanding shares of the Company's Class A Common Stock into 10% of the Class B Common outstanding immediately following the conversion).

     2.3 Investment Representations. Executive represents and warrants that the Executive Shares to be acquired by him pursuant to this Agreement will be acquired for his own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act, and will not be disposed of in contravention of the Securities Act. Executive acknowledges that he is able to bear the economic risk of his investment in the Executive Shares for an indefinite period of time, because the Executive Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

     2.4 Repurchase Option.

         (a) If the services provided by the Executive to the Company shall terminate at any time for any reason whatsoever (the date of such termination referred to herein as the "Termination Date"), the Company shall have the option ("Option") to purchase from Executive all of his (i) Restricted Shares as of the Termination Date, at the purchase price per share originally paid by Executive for the Restricted Shares and (ii) Vested Shares at a purchase price per share equal to the Fair Market Value. The Company shall give written notice of its intention to purchase such Executive Shares to Executive (or his personal representative) within 90 days after the Termination Date and shall deliver a check or cash in payment for such Executive Shares within 120 days after the Termination Date. Executive shall deliver to the Company a properly endorsed unencumbered certificate representing the Executive Shares so repurchased.

         (b) If for any reason the Company does not elect to purchase all the Executive Shares pursuant to the Option, the Fund shall be entitled to exercise the Option in the manner set forth in Section 2.4(a) for the Executive Shares that the Company has not elected to purchase (the "Available Shares"). As soon as practicable after the Company has determined that there will be Available Shares, but in any event within 30 days after the Termination Date, the Company will give written notice to the Fund setting forth the number of Available Shares, and the Fund may elect to purchase Available Shares by delivering written notice to the Company and Executive within 60 days after receipt of such notice. As soon as practicable,

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and in any event within the 120 day period set forth above in Section 2.4(a), the Company shall notify Executive as to the number of Executive Shares being purchased by the Fund and the Fund shall deliver a check or cash in payment for such Executive Shares within 120 days after the Termination Date.

         (c) Executive shall not sell, transfer, pledge or otherwise dispose of Executive Shares, or any interest in any Executive Shares, except that Executive may transfer all or a part of his Executive Shares to members of his immediate family by gift, or to a trust for the benefit of Executive and/or members of his immediate family, or by will or the laws of descent and distribution, and any such trust may transfer shares to the Executive and/or members of the Executive's immediate family in accordance with its terms; provided that any Executive Shares so transferred shall remain subject to all the terms and conditions of this Agreement; and further provided that Executive shall retain the power to vote any Executive Shares so transferred under an irrevocable proxy or other arrangement reasonably satisfactory to the Company (the "Retention Agreement").

         (d) The right to repurchase Executive Shares shall terminate if there is a Change in Control of the Company (as defined in Section 1.6(c)) or if the Company (i) sells to an unaffiliated third party all or substantially all of its assets on a consolidated basis in any single transaction or series of related transactions (other than sales in the ordinary course of business) or (ii) merges or consolidates with or into another corporation, except for a merger after giving effect to which, the holders of the Company's voting capital stock immediately prior to the merger, assuming conversion or exercise of all securities convertible into or exercisable for voting capital stock (the "Voting Capital"), will own a majority of the Company's Voting Capital subsequent to the merger. The right to repurchase Vested Shares set forth in Sections 2.4(a) and
(b) shall terminate upon the closing of an Initial Public Offering.

     2.5 Changes in Capital Structure. If any changes are made in the Company's Common Stock by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or any other combination or exchange of Common Stock, any and all new or substituted securities to which Executive is entitled because of his ownership of the Executive Shares shall be deemed to be Executive Shares for the purposes of this Agreement, and corresponding adjustments shall be made in the number and kind of securities which Executive has the right to acquire hereunder. For the purpose of establishing the purchase price under the Option, the original price per share paid by Executive as described in Section 2.2 shall be appropriately adjusted to reflect such changes. In addition, the right to purchase Executive Shares under
Section 2.4(a) above (i) shall be made in good faith by the Board and (ii) shall not be made within six months of any event specified in Section 2.8, unless Executive has been terminated for Cause.

     2.6 Stockholders Agreement. Executive agrees to execute and to be bound by the terms of the Stockholders Agreement and to the addition of the stock certificate legend required by the Stockholders Agreement on his shares of Common Stock.

     2.7 Transfers Not Recognized. Executive recognizes that his Executive Shares are subject to certain restrictions on transfer, including the Option, the Retention

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Agreement, and the Stockholders Agreement. Any sale, transfer or other disposition by Executive of all or a portion of the Executive Shares, or any interest therein, which is not made in conformity with the above restrictions, as well as any others in this Agreement or the Stockholders Agreement, shall be null and void, and the secretary of the Company or other person having custody and control of the stock transfer records of the Company shall not be required to recognize such sale, transfer, or other disposition, nor to issue a new stock certificate or certificates therefor unless or until the secretary or such other person shall have received written evidence satisfactory to counsel for the Company that the sale, transfer, or other disposition is made in conformity with and not in violation of the terms of this Agreement.

     2.8 Termination of Restrictions. The restrictions on the Executive Shares, including the restrictions on the transfer thereof, set forth in this Article II will terminate on the first to occur of (i) the date on which the Company is merged or consolidated into a new surviving company and the holders of the Company's Common Stock immediately prior to the merger or consolidation own less than a majority of the Company's Common Stock subsequent to such merger or consolidation, (ii) there is a sale of all, or substantially all, of the Company's assets or capital stock in a single transaction or series of related transactions, (iii) upon a Change in Control of the Company (as defined in Section 1.6(c)). Except for the provisions of Section 2.4(a)(i), the restrictions on Executive Shares shall terminate upon the closing of an Initial Public Offering.

     2.9 Securities Act Restrictions.

         (a) The certificates representing the Executive Shares will bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON ____________, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EXECUTIVE AGREEMENT BETWEEN, AMONG OTHERS, GLOBAL IMAGING SYSTEMS INC. AND THOMAS S. JOHNSON, DATED AS OF JUNE
     __, 1994, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT SUCH COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

         (b) No holder of Executive Shares may sell, transfer or dispose of any Executive Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act is not required in connection with such transfer.

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          (c) Each holder of Executive Shares agrees not to effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90 days after the date on which any registration statement covering securities of the Company (whether a primary or secondary offering) becomes effective under the Securities Act.

     2.10 Section 83(b) Filing. Within 30 days after the date of this Agreement, Executive will make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Exhibit A attached hereto for the Executive Shares.


                        ARTICLE III. GENERAL PROVISIONS

     3.1 Notices. Any notice provided for in this Agreement must be in writing and must be delivered to the recipient at the address below indicated:

                   To the Company:

                        P.O. Box 273478
                        Tampa, Florida 33688-3478
                        Facsimile No. (813) 264-7877
                        Attention:  Chairman

                   To Executive:

                        Thomas S. Johnson
                        P.O. Box 273478
                        Tampa, Florida 33688-3478
                        Facsimile No.: (813) 264-7877

                   To the Fund:

                        Golder, Thoma, Cressey, Rauner
                        Fund IV Limited Partnership
                        Suite 6100
                        233 South Wacker Drive
                        Chicago, Illinois 60606
                        Attention: Carl D. Thoma
                        Facsimile No.: (312) 382-2201

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given five business days after mailing by first class mail, certified return receipt requested, one business day after delivery to a receipted courier for next business day delivery, or upon transmission by telex or facsimile.

     3.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     3.3 Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     3.4 Counterparts; Facsimile Transmission. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed and delivered by facsimile transmission.

     3.5 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and the Fund, and their respective successors and assigns, except that Executive may not assign any of his rights or obligations under Article I.

     3.6 Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Florida.

     3.7 Remedies. Each of the parties to this Agreement (including the Fund) will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The prevailing party in any action described in this Section 3.7 shall be entitled to payment of its reasonable attorneys' fees from the other party.

     3.8 Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive; provided that no provision of Section 1.5 or Article II may be amended or waived without the prior written consent of the Fund.

     3.9 Expenses. The Company agrees to pay and hold the Executive harmless against liability for the payment of the reasonable fees and expenses of his counsel arising in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                       EXECUTIVE:


                                       By: /s/ Thomas S. Johnson
                                           ------------------------------
                                           Thomas S. Johnson


                                       GLOBAL IMAGING SYSTEMS INC.

                                       By: /s/ Carl D. Thoma
                                           ------------------------------
                                           Carl D. Thoma
                                           Chairman


Accepted as of June 9, 1994:

GOLDER, THOMA, CRESSEY, RAUNER
FUND IV LIMITED PARTNERSHIP

By:  GOLDER, THOMA, CRESSEY,
     RAUNER IV L.P.
     General Partner

By:  Golder, Thoma, Cressey, Rauner, Inc.
     General Partner

By: /s/ Carl D. Thoma
    -----------------------------
    Carl D. Thoma
    Authorized Officer


The Exhibits to this Executive Agreement are not included with this Registration Statement on Form S-1. Global will provide these exhibits upon the request of the Securities and Exchange Commission.

                                 AMENDMENT NO. 1
                                       TO
                               EXECUTIVE AGREEMENT


     THIS AMENDMENT NO. 1 TO EXECUTIVE AGREEMENT is entered into as of August 14, 1996 by and among Global Imaging Systems Inc., a Delaware corporation (the "Company"), Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR") and Thomas S. Johnson ("Johnson").

                                   WITNESSETH

     The Company, GTCR and Johnson are parties to an Executive Agreement dated June 9, 1994 (the "Executive Agreement"). In order to induce GTCR to amend that certain Equity Purchase Agreement dated June 9, 1994 among the Company, GTCR and Johnson (the "Purchase Agreement"), the Company, GTCR and Johnson have agreed to make certain changes to the Executive Agreement.

     Certain capitalized terms used herein are defined in the Executive
Agreement.

     The parties hereto agree as follows:

     1. AMENDMENTS TO EXECUTIVE AGREEMENT.

     1.1. Definitions. Section 2.1 of the Executive Agreement is hereby amended to add the following new definition:

          "Purchase Agreement" shall mean the Equity Purchase Agreement among the Company, GTCR and Johnson dated June 9, 1994, as amended from time to time."

     1.2. New Paragraph. A new Section 2.4(e) is hereby added to the Executive Agreement to read as follows:

          "(e) Upon the earlier of (i) a Sale of the Company (as defined in the Stockholders Agreement) or (ii) a Qualified Public Offering (as defined in the Stockholders Agreement), the Company shall have the right to redeem a number of Executive Shares determined based on the following formula:

     Redeemed Amount = OB x (1 - (OA / IC))


   WHERE:

     OB = The number of Class B Common Shares purchased by the Executive pursuant to this Agreement.

     OA = The number of Class A Common Shares purchased by GTCR pursuant to the
          Purchase Agreement on the date of determination.

     IC = The aggregate number of shares of Class A Common which GTCR would have acquired if it had purchased its full Individual Commitment under the Purchase Agreement.

   For example:

   If Executive purchased 5,000 shares of Class B Common pursuant to the Executive Agreement and GTCR has purchased 8,000 of its 10,000 shares of Class A Common pursuant to the Purchase Agreement prior to a Qualified Public Offering, then:

     Redeemed Amount = 5,000 x (1 - (8,000 / 10,000))

     Redeemed Amount = 5,000 x (1 - .8)

     Redeemed Amount = 5,000 x .2

     Redeemed Amount = 1,000 shares of Class B Common

   The number of Redeemed Shares may then be repurchased in cash by the Company for an amount equal to the original purchase price for such shares. In addition, the Company shall reimburse the Executive for any income taxes associated with such redemption."


   2. EFFECT OF THE AMENDMENT. All references in the Purchase Agreement or in any other document to the "Johnson Executive Agreement" shall mean the Executive Agreement as amended by this Amendment. Except as specifically amended above, the Executive Agreement shall remain in full force and effect and is hereby ratified and confirmed.

  3. DESCRIPTIVE HEADINGS. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

     4. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida.


     5. COUNTERPARTS. This Amendment may be executed and delivered in counterparts, each of which shall constitute an original, and all of which together shall constitute one Amendment.




                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Executive Agreement as of the date first written above.


                                       GLOBAL IMAGING SYSTEMS INC.


                                       By:  /s/ Thomas S. Johnson
                                           -----------------------------------
                                            Thomas S. Johnson, President
                                            and Chief Executive Officer


                                       GOLDER, THOMA, CRESSEY, RAUNER
                                       FUND IV LIMITED PARTNERSHIP

                                       By:  GTCR IV, L.P.
                                            General Partner

                                       By:  Golder, Thoma, Cressey, Rauner Inc.
                                            General Partner

                                       By:
                                           -----------------------------------
                                            Carl D. Thoma
                                            Authorized Officer

                                       /s/ Thomas S. Johnson
                                       ---------------------------------------
                                       Thomas S. Johnson

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Executive Agreement as of the date first written above.


                                       GLOBAL IMAGING SYSTEMS INC.


                                       By:
                                           -----------------------------------
                                            Thomas S. Johnson, President
                                            and Chief Executive Officer


                                       GOLDER, THOMA, CRESSEY, RAUNER
                                       FUND IV LIMITED PARTNERSHIP

                                       By:  GTCR IV, L.P.
                                            General Partner

                                       By:  Golder, Thoma, Cressey, Rauner Inc.
                                            General Partner

                                       By:  /s/ Carl D. Thoma
                                           -----------------------------------
                                            Carl D. Thoma
                                            Authorized Officer

                                       ---------------------------------------
                                       Thomas S. Johnson


                                      -4-